Exhibit 10.1

CREDIT AGREEMENT

by

HAN FENG, INC.,

NEW SOUTHERN FOOD DISTRIBUTORS, INC.

KIRNLAND FOOD DISTRIBUTION, INC.

HF Foods Group Inc.

and

EAST WEST BANK

________________

$25,000,000

________________

Dated as of April 18, 2019

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 18, 2019 (this "Agreement"), by and between HAN FENG, INC., a North Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409, and NEW SOUTHERN FOOD DISTRIBUTORS, INC., a Florida corporation having its principal place of business at 601 S.W. 33rd Avenue, Ocala, Florida 34474, and KIRNLAND FOOD DISTRIBUTION, INC., a Georgia corporation having its principal place of business at 36 Enterprise Boulevard, Atlanta, Georgia 30336 (each a "Borrower" and together the "Borrowers"), HF FOODS GROUP INC., a publicly listed Delaware corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409 ("HF Foods Group"), and EAST WEST BANK, 535 Madison Avenue, 8th Floor, New York, New York 10022 (referred to herein as the "Bank").

1.     AMOUNT AND TERMS OF THE LOANS

1.01.       Loans

Subject to the terms and conditions of this Agreement, the Bank agrees to make loans (each a "Loan" and, collectively, the "Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any time outstanding not to exceed the lesser of (a) the Commitment Amount, and (b) the Borrowing Base less $1,000,000 excess availability requirement. During the Commitment Period, each Borrower may borrow, prepay in whole or in part in accordance with Section 1.05(a) and reborrow under the Commitment, all in accordance with the terms and conditions hereof. The aggregate outstanding principal balance of the Loans, together with all interest thereon and any other charges that may be due and owing hereunder, shall be due and payable in full on the Maturity Date. On the Maturity Date the principal balance of the Loans outstanding, together with all interest thereon and any other charges that may then be due and owing hereunder, for each Borrower shall be debited from such Borrower’s Account (as defined in Section 1.03(b)), or, if sufficient funds are unavailable in such Account on that day, then any other account of the Borrowers or any of them maintained with the Bank.

1.02.        Note

(a)  The Loans shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the "Note"), payable to the order of the Bank and representing the joint and several obligations of the Borrowers to pay the aggregate outstanding principal balance of the Loans, in each case with interest thereon as prescribed in Section 2.01.

(b)  The Bank is hereby authorized, but not required, to record (i) the date and amount of each Loan made by the Bank, (ii) the Borrower to which such Loan was made, and (iii) the date and amount of each payment and prepayment of principal of any Loans on the schedule (and any continuations thereof) annexed to and constituting a part of the Note. No failure so to record or any error in so recording shall affect the obligation of the Borrowers to repay the Loans, with interest and other charges thereon, as herein provided.

1.03.        Procedure for Borrowing

(a)  Each Borrower may borrow a Loan on any Business Day during the Commitment Period, provided that such Borrower shall notify the Bank in writing, which may be by facsimile, specifying (i) the aggregate principal amount of Loan to be borrowed, (ii) the requested Borrowing Date, and (iii) whether the Borrower elects to have the interest on such Loan will be calculated (a) with reference to the Prime Rate (a “Prime Loan”), or (b) with reference to LIBOR Rate (a “LIBOR Loan”), pursuant to the provisions set forth in Section 2.01 herein. For a Prime Loan, such notice shall be given not later than 12:00 noon on the Borrowing Date. For a LIBOR Loan, such notice shall be given not later than 12:00 noon at least two (2) Business Days prior to the Borrowing Date. Such notice shall be irrevocable and confirmed immediately by delivery to the Bank of a written Borrowing Request. If such notice does not indicate that the interest on a Loan is to be calculated with reference to the LIBOR Rate, or if the LIBOR Rate for a Loan is otherwise unavailable, the Loan will be advanced by the Bank as a Prime Loan. Each Loan shall be in a principal amount equal to $10,000 or an integral multiple thereof, or, if less, the difference between the aggregate outstanding principal amount of all Loans and the Borrowing Availability. Notwithstanding anything herein to the contrary, during the term of this Agreement there shall not be more than five (5) LIBOR Loans outstanding at any one time.

(b)  Subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Bank, the Bank shall disburse the proceeds of each Loan to a Borrower by crediting the account of such Borrower maintained at the Bank (including any successor or other account maintained at the Bank and designated in writing by such Borrower to the Bank, the "Account") with the amount of such requested Loan.

1.04.       Termination or Reduction of Commitment

The Borrowers, acting jointly, shall have the right, upon at least three Business Days’ prior written notice to the Bank, at any time, to terminate the Commitment or from time to time to permanently reduce the Commitment, provided, however, that any such reduction shall be in the amount of $100,000 or an integral multiple of $100,000 in excess thereof. Simultaneously with each reduction of the Commitment under this Section, the Borrowers shall prepay the Loans as required by Section 1.05(b).

1.05.     Payments and Conversion of the Loans

  (a)  Voluntary Prepayments and Loan Conversions.

(i)        Each Borrower may, at its option, (A) prepay all or a portion of a Prime Loan without premium or penalty at any time or in part from time to time, (B) convert all of a Prime Loan to a LIBOR Loan, by notifying the Bank in writing at least two (2) business days before the date of such prepayment or conversion specifying the principal amount of the Loans to be prepaid or converted and the date of such prepayment or conversion. Each such notice shall be irrevocable. Each partial prepayment or conversion of a Prime Loan pursuant to this subsection shall be in an aggregate principal amount of $10,000 or an integral multiple thereof, or, if less, the outstanding principal balance of the Loan.

(ii)       Each Borrower may, at its option, (A) prepay a LIBOR Loan in full, or (B) convert all of the LIBOR Loan to a Prime Loan, on a date which is the end of a LIBOR Interest Period (as defined in Section 2.01(c) herein) (a “LIBOR Maturity Date”). At least two (2) business days before each LIBOR Maturity Date, the Borrower having a LIBOR Loan shall notify the Bank in writing of its election to continue such LIBOR Loan for an additional one-month period, prepay such LIBOR Loan, or convert such LIBOR Loan to a Prime Loan. If such notice is not received by the Bank, the Bank will continue such Loan as a LIBOR Loan for another LIBOR Interest Period or, at the Bank’s option, convert the Loan to a Prime Loan. If a LIBOR Loan is prepaid by the Borrower on a date other than a LIBOR Maturity Date, the Bank may charge the Borrower a prepayment a premium of penalty based upon any additional cost to the Bank incurred by reason of such prepayment.

  (b)  Mandatory Prepayments of Loans. (i) Simultaneously with each reduction of the Commitment under Section 1.04, the Borrowers shall prepay the outstanding Loans by the amount, if any, by which the aggregate unpaid principal balance of the Loans exceeds the amount of the Commitment as so reduced.

(ii)   If, at any time, the sum of the aggregate outstanding principal balance of the Loans exceeds the Borrowing Base less $1,000,000 excess availability requirement, the Borrowers shall immediately prepay the outstanding Loans in an amount equal to such excess upon demand by the Bank.

  (c)  In General. Simultaneously with each prepayment of the Loans, the Borrower making such prepayment shall prepay all accrued interest on the amount prepaid through the date of prepayment.

1.06.      Treatment and Application of Payments

(a)  Each payment, including each prepayment, of principal and interest on the Loans, and of all charges and fees to be paid to the Bank in connection with this Agreement (the "Fees") shall be made by the Borrowers, or any of them, prior to 12:00 noon on the date such payment is due, at the Bank’s office set forth in Section 9.02, in lawful money of the United States, in funds immediately available to the Bank and without set-off or counterclaim. The failure of the Borrowers to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made prior to 12:00 noon on the next Business Day for the purpose of calculating interest.

(b)  If any payment shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

(c)  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to a Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs of such Borrower. The Borrowers will pay the Bank at the Bank's address shown above or at such other place as the Bank may designate in writing.

1.07.        Use of Proceeds

Each of the Borrowers agree that the proceeds of the Loans shall be used solely, directly or indirectly, (i) for working capital and general corporate purposes, (ii) to refinance current senior indebtedness, (iii) to pay all of the Fees due hereunder, and (iv) to pay the out-of-pocket fees and expenses incurred by the Borrowers in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document, the Borrowers agree that no part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

1.08.        Guarantees

All obligations of the Borrowers hereunder shall be unconditionally, jointly and severally guaranteed by each of HF Foods Group and certain of its subsidiaries, being R & N Holdings, LLC, Truse Trucking, Inc., Morning First Delivery, Inc., Chinesetg Inc., Kirnsway Manufacturing Inc., each being North Carolina entities having their principal places of business at 6001 West Market Street, Greensboro, North Carolina 27409, R & N Lexington, L.L.C., a North Carolina entity with its principal place of business at 6001-A West Market Street, Greensboro, North Carolina 27409, HG Realty, LLC, a Georgia entity with its principal place of business at 80 Coleman Boulevard, Pooler, Georgia 31322, and B&B Trucking Services, Inc., a Florida entity with its principal place of business at 601 S.W. 33rd Avenue, Ocala, Florida 34474 (HF Foods Group and such subsidiaries being together the "Guarantors" and each a “Guarantor”), pursuant to the terms of general guarantees to be in form and substance satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Guarantees").

1.09.      Security Agreements

(a)  All obligations of the Borrowers hereunder shall be secured by first security interests perfected against all of the assets of each of the Borrowers pursuant to the terms of security agreements, such security agreements and corresponding financing statements to be in form and substance appropriate to the applicable states and in any case satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Security Agreements"). Any such financing statements may be pre-filed against such assets at the option of the Bank.

2.     INTEREST, FEES, YIELD PROTECTIONS, ETC.

2.01.     Interest Rate and Payment Dates

(a)  Prior to Maturity. Except as otherwise provided in Section 2.01(f), prior to maturity, the outstanding principal balance of each Loan shall bear interest at a rate per annum equal to (a) 0.375% below the Prime Rate in effect from time to time, or (b) 2.20% above the LIBOR Rate in effect from to time, as selected pursuant to the provisions of Sections 1.03 and 1.05, but in no event shall the interest rate of any Loan at any time be less than 4.214% per annum.

(b)  Prime Rate. “Prime Rate” shall mean a rate of interest per annum equal to the rate of interest published in New York, New York from time to time in The Wall Street Journal as the prime rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such published announced rate. The Borrower acknowledges that the Prime Rate is not necessarily the lowest rate at which the Bank may make loans or other extensions of credit. Any change in the interest rate on the Loans resulting from a change in the Prime Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. Each determination of the Prime Rate by the Bank pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrowers acknowledge that to the extent interest payable on a Loan is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Bank, and by basing interest payable on a Loan on the Prime Rate, the Bank has not committed to charge, and the Borrowers have not in any way bargained for, interest based on a lower rate than that at which, or the lowest rate at which, the Bank may now or in the future make loans to other borrowers.

(c)  LIBOR Rate. “LIBOR Rate” shall mean the Banks’s LIBOR Rate which is that rate determined by Bank’s Treasury Desk to be the Interbank lending rate for a period equal to the applicable LIBOR Interest Period which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 am (London Time) on the second Business Day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements). For the purposes of this Section, (a) “LIBOR Amount” means each principal amount for which Borrower chooses to have the LIBOR Rate apply for any specified LIBOR Interest Period, and (b) “LIBOR Interest Period" means, for any LIBOR Amount, a period of one month; provided, however, that: (i) the first day of a LIBOR Interest Period must be a Business Day; (ii) no LIBOR Interest Period shall extend beyond the maturity date of the Loan under which the LIBOR Amount was made; (iii) no LIBOR Interest Period shall extend beyond the scheduled payment date of any principal payment required by the Loan under which the LIBOR Amount was made; (iv) any LIBOR Interest Period that would otherwise expire on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event the LIBOR Interest Period shall end on the immediately preceding Business Day; and (v) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.

(d)  Substitute Rate. If the Prime Rate or the LIBOR Rate becomes unavailable at any time for any Loan during the term of this Agreement, the Bank may designate a substitute rate therefor after notifying the Borrowers.

(e)  Late Charges. If a regularly scheduled payment is more than 10 days late, the Borrower will be charged 6.00% of the unpaid portion of the payment or $5.00, whichever is greater.

(f)  Default Rate. If any payment of principal and/or interest is not paid when due (whether at stated maturity, by acceleration or otherwise) the unpaid principal balance of the Loans shall bear interest at a rate per annum (whether before or after the entry of a judgment thereon) equal to five (5.0%) percent above the rate which would otherwise be applicable under Section 2.01(a), and any overdue interest or other amount payable under the Loan Documents shall bear interest at a rate per annum equal to five (5.0%) percent above the Prime Rate. All such interest shall be payable on demand.

(g)  In General. Interest on all amounts due and payable hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed. For Prime Loans, interest shall be payable monthly in arrears on the fifth day of each month (commencing with the first such date to occur after the making of the first Loan hereunder), and, as provided in Section 1.05(c), upon each prepayment of the Loans. For LIBOR Loans, interest shall be payable at the end of each LIBOR Interest Period. Each payment of interest shall be debited on the due date thereof from the Account designated by the Borrowers, or, if sufficient funds are unavailable in the Account on such day, then any other account of the Borrowers or any of them maintained with the Bank.

(h)  Highest Lawful Rate. At no time shall the interest rate payable on the Loans, together with the Fees and all other amounts payable under the Loan Documents to the Bank, to the extent the same are construed to constitute interest, exceed the maximum rate of interest that at any time may be contracted for, taken, charged or received by the Bank under the Loan Documents under applicable law. If for any period during the term of this Agreement, any amount paid to the Bank under the Loan Documents, to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted during such period, then such excess amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans in such order as the Bank shall determine.

2.02.      Fees

Facility Fee. The Borrowers agree to pay to the Bank a facility fee in the amount of $50,000.00 for the two-year term of this Agreement (the “Facility Fee”), which shall be due and payable on the Effective Date.

2.03.      Taxes; Net Payments

(a)  All payments made by the Borrowers or any of them under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Taxes required by law to be withheld from any amounts payable under the Loan Documents. In the event that a Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings, such Borrower shall pay such additional amounts to the Bank as may be necessary in order that the actual amounts received by the Bank in respect of interest and any other amounts payable under the Loan Documents after such deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount which would have been received if such deduction or withholding were not required.

(b)  The Borrowers agree to pay any current or future stamp or documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment of, supplement to or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

2.04.      Capital Adequacy

If (i) the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (ii) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by the Bank (or any lending office of the Bank) or any corporation directly or indirectly owning or controlling the Bank or imposes any restriction on or otherwise adversely affects the Bank (or any lending office of the Bank) or any corporation directly or indirectly owning or controlling the Bank and the Bank shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on the Bank’s capital or the asset value to the Bank of any loan made by the Bank as a consequence, directly or indirectly, of its obligations to make and maintain the funding of the Loans at a level below that which the Bank could have achieved but for such enactment, promulgation, change or compliance (after taking into account the Bank’s policies regarding capital adequacy) by an amount deemed by the Bank to be material, then, upon demand by the Bank, the Borrower shall promptly pay to the Bank such additional amount or amounts as shall be sufficient to compensate the Bank for such reduction in such rate of return or asset value. Such demand shall be accompanied by a statement setting forth in reasonable detail the calculations of any amounts payable pursuant to this Section, which statement shall be conclusive absent manifest error.

2.05.       Bank’s Records

The Bank’s records with respect to the Loans, the interest rates applicable thereto, each payment and prepayment by the Borrowers of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumed correct absent manifest error.

2.06.       Obligations Joint and Several

All obligations of the Borrowers under this Agreement shall be joint and several.

3.     REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Loans, the Borrowers and HF Foods Group make the following representations and warranties to the Bank:

3.01.     Existence and Power; Subsidiaries

(a)  Han Feng, Inc. is a duly formed and validly existing corporation, in good standing under the laws of the State of North Carolina, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, its wholly-owned subsidiaries are Morning First Delivery, Inc., Truse Trucking, Inc., HG Realty, LLC, R & N Holdings, LLC, R & N Lexington, L.L.C., Kirnsway Manufacturing, Inc. and Chinesetg, Inc. It has no other subsidiaries.

(b)  New Southern Food Distributors, Inc. is a duly formed and validly existing corporation, in good standing under the laws of the State of Florida, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, its wholly-owned subsidiary is B&B Trucking, Inc. It has no other subsidiaries.

(c)  Kirnland Food Distribution, Inc. is a duly formed and validly existing corporation, in good standing under the laws of the State of Georgia, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, it does not have any subsidiaries.

(d)  HF Foods Group Inc. is a duly formed and validly existing corporation, in good standing under the laws of the State of Delaware, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, its wholly-owned subsidiary is HF Group Holding Corp., a North Carolina corporation, which in turn owns a 100% equity interest in Han Feng, Inc. and New Southern Food Distributors, Inc. and no less than a 66-2/3% equity interest in Kirnland Food Distribution, Inc.

(e)  Each of Morning First Delivery, Inc., Truse Trucking, Inc., HG Realty, LLC, R & N Holdings, LLC, R & N Lexington, L.L.C., Kirnsway Manufacturing, Inc., Chinesetg, Inc., and B&B Trucking, Inc. (the “Subsidiaries”) is a duly formed and validly existing entity, in good standing under the laws of the state of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it.

3.02.      Authority and Execution

(a)  Each of the Borrowers has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other applicable action and are in full compliance with its Organizational Documents. Each of the Borrowers has duly executed and delivered the Loan Documents to which it is a party.

(b)  Each of the Guarantors has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary limited liability company or other applicable action and are in full compliance with its Organizational Documents. Each of the Guarantors has duly executed and delivered the Loan Documents to which it is a party.

3.03.      Binding Agreement

The Loan Documents (other than the Note) constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of each Credit Party, in each case, to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

3.04.      Absence of Defaults; No Conflicting Agreements

None of the Borrowers, nor any other Credit Party, is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound. The execution, delivery and carrying out of the terms of the Loan Documents will not (i) constitute a default under any such mortgage, indenture, contract or agreement, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of any Borrower or any other Credit Party, except for Liens created pursuant to the Loan Documents, (ii) result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement or (iii) result in the violation of any statute, regulation, rule and order of any Governmental Authority which is applicable to it.

3.05.      Consents

No consent, authorization or approval of, filing with, notice to, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, or is required as a condition to the validity or enforceability of the Loan Documents, except for the filing of financing statements to perfect the Liens granted pursuant to the Security Agreements.

3.06.      Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of any Borrower, threatened against any Credit Party, maintained by any Credit Party or which may affect the Property of any Credit Party, which could reasonably be expected to have a Material Adverse Effect on any Credit Party, which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

3.07.      Compliance with Applicable Laws

None of the Borrowers, nor any other Credit Party, is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority. Each of the Borrowers, and each other Credit Party, is in compliance in all material respects with all statutes, regulations, rules and orders applicable to it, including, without limitation, Environmental Laws.

3.08.      Taxes

Each of the Borrowers has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP), and no tax Liens have been filed and no claims are being asserted with respect to such taxes.

3.09.      Financial Statements

HF Foods Group has heretofore delivered to the Bank its balance sheet and related statements of operations, stockholders’ equity and cash flows for the fiscal year last ended (the "Financial Statements"), which (a) fairly present financial condition of HF Foods Group and its Subsidiaries on a consolidated basis on such date and results of operations for the year ended on such date, and (b) have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the notes thereto, neither HF Foods Group or any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not. Since the date of the Financial Statements, each of the HF Foods Group and its Subsidiaries has conducted its business only in the ordinary course and there has been no Material Adverse Change

3.10.      Governmental Regulations

None of the Borrowers, nor any Person controlled by, controlling, or under common control with, any Borrower, is subject to regulation under the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of Borrower and other information that will allow the Bank to identify Borrower in accordance with the Act.

Each Borrower shall, promptly following a request by the Bank, provide all documentation and other information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. For legal entity borrowers, the Bank will require the legal entity to provide identifying information about each beneficial owner and/or individuals who have significant responsibility to control, manage or direct the legal entity.

Promptly following any request therefor, each Borrower shall provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to the Bank. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Lender. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. Representations and Warranties. The information included in the Beneficial Ownership Certification is to be true and correct in all respects.

3.11.       Federal Reserve Regulations; Use of Loan Proceeds

None of the Borrowers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. After giving effect to the making of the Loans, Margin Stock will constitute less than 25% of the aggregate assets (as determined by any reasonable method) of the Borrowers.

3.12.        Property

(a)  Each Borrower and each Guarantor has (i) good and marketable title to all of its Property, title to which is material to it, and (ii) a valid leasehold interest in all Property, a leasehold interest in which is material to it, in the case of each of the Borrowers, is subject to no Liens, except Permitted Liens.

(b)  Each of the Borrowers owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by each Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.13.       Plans

None of the Borrowers nor any of their ERISA Affiliates is a party to a multiemployer plan as defined in Section 4001(a)(3) of ERISA. The Borrower and its ERISA Affiliates have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan established or maintained by the Borrower or its ERISA Affiliates and with respect to each such Pension Plan are not subject to any material liability to the PBGC under Title IV of ERISA. With respect to each Employee Benefit Plan, the Borrower is in compliance in all material respects with the currently applicable provisions of ERISA and the Code.

3.14.       Environmental Matters

(a)  Each of the Borrowers and each Guarantor is in compliance in all material respects with the requirements of all applicable Environmental Laws, the violation of which could have a Material Adverse Effect on such Borrower or Guarantor.

(b)  No hazardous substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any real property owned, leased or operated by a Borrower or Guarantor except in compliance with all applicable Environmental Laws.

(c)  None of the Borrowers nor any Credit Party has received notice or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability or remedial action arising in connection with: (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of, or release or threatened release of any hazardous substance on or from any real property owned, leased or operated by such Borrower or Guarantor.

3.15.       Security Interests

Subject to the filing of UCC-1 financing statements in the applicable filing offices, the payment of the fees in respect thereof and the filing of continuation statements when required by applicable law, the respective security interests granted by each of the Borrowers under the Security Agreements constitute valid, binding and continuing duly perfected first priority Liens in and to the Collateral, subject to no other Liens, other than Permitted Liens.

3.16.       No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by any Credit Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of such Credit Party, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are good faith estimates based upon assumptions believed by such Credit Party to be reasonable at the time such estimates are made.

3.17.       Solvency

After giving effect to the Loans to be made on the Effective Date, each Borrower and each Guarantor is Solvent.

4.     CONDITIONS TO LOANS

4.01.       Conditions Precedent to Effectiveness

The effectiveness of this Agreement, and the obligation of the Bank to make a Loan on the first Borrowing Date, is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

(a)  This Agreement

The Bank shall have received counterparts of this Agreement duly executed by Authorized Signatories of the Borrowers.

(b)  Note

The Bank shall have received the Note, duly executed by Authorized Signatories of the Borrowers.

(c)   Security Agreement

(i)     The Bank shall have received the Security Agreements from each Borrower, duly executed by an Authorized Signatory of such Borrower, together with such financing statements and other documents as the Bank may require in connection with the perfection of its security interests therein.

(ii)     The Bank shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each public office where Liens are or may be filed disclosing that there are no Liens of record in such official’s office covering any Collateral or showing any Borrower or Guarantor as debtor thereunder (other than Permitted Liens).

(d)  Guarantees

The Bank shall have received the Guarantees duly executed by an Authorized Signatory of each Guarantor.

(e)  Evidence of Action

The Bank shall have received a certificate, dated the Effective Date, of an officer of each Borrower and of the Managing Person of each Guarantor:

(i)     attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary company action (in form and substance satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby,

(ii)     attaching a true and complete copy of its Organizational Documents,

(iii)    attaching a certificate of good standing of its state of incorporation, as the case may be, and of each other jurisdiction in which it is qualified to do business, issued not more than 10 days prior to the Effective Date, and

(iv)     setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign the Loan Documents to which it is a party, including therein a signature specimen of such officer or officers (or other analogous counterpart).

(f)  Officer’s Certificate

The Bank shall have received a certificate, in all respects satisfactory to the Bank, of an officer of each Borrower, dated the Effective Date, certifying that:

(i)     Absence of Litigation. There is no injunction, writ, preliminary restraining order or other order of any nature by which the Borrower is bound or to which any of its Property is subject issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced against the Borrower or is pending or, to the knowledge of the Borrower, threatened against the Borrower, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

(ii)     Approvals and Consents. All approvals and consents of all Persons required to be obtained in connection with the consummation by the Borrower of the transactions contemplated by the Loan Documents have been obtained and are in full force and effect, and all notices required to be given by the Borrower have been given and all required waiting periods applicable to the Borrower have expired.

(iii)     Absence of Material Adverse Change. No Material Adverse Change in the business, assets, liabilities, financial condition or results of operations of the Borrower has occurred since the date of the Financial Statements.

(iv)     No Liens other than Permitted Liens. Upon the making of the Loans on the Effective Date, there exist no Liens on any Property of the Borrower other than Permitted Liens.

(g)  Letters of Opinion. The Bank shall have received letters of opinion from counsel for each of the Borrowers as to, among other things, the enforceability of the Loan Documents and the priority of the security interests of the Bank on the assets and inventory of each Borrower in the appropriate state, such letters of opinion to be in form and substance satisfactory to the Bank and its counsel.

(h)  Fees and Expenses

All Fees and expenses owed by the Borrowers to the Bank shall have been paid.

(i)  Fees and Expenses of Bank’s Counsel

The fees and expenses of the Bank’s counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

(j)  Borrowing Base Certificate

The Bank shall have received a duly completed and executed Borrowing Base Certificate.

(k)  Insurance

The Bank shall have received evidence satisfactory to it that the insurance required by Section 5.02 is in effect and shall receive evidence that all policies have been indorsed to provide, in respect of the interests of the Bank, that (i) the Bank shall be an additional insured on liability coverage and loss payee on property coverage and (ii) 30 days’ prior written notice of any cancellation or modification thereof or any reduction of amounts payable thereunder shall be given to the Bank.

(l)   Other Documents

The Bank shall have received such other documents, each in form and substance reasonably satisfactory to the Bank, as the Bank shall reasonably require in connection with the making of the Loans.

4.02.       Certain Conditions Precedent to Each Loan

The agreement of the Bank to make a Loan (including, without limitation, the Loan on the first Borrowing Date) is subject to the satisfaction of the following conditions precedent:

(a)  Compliance

On the Borrowing Date after giving effect to the Loans to be made on such date, (i) the Borrowers shall be in compliance with all of the terms, covenants and conditions of the Loan Documents to which it is a party, (ii) there shall exist no Default or Event of Default, (iii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent the same relate solely to an earlier date, (iv) no Material Adverse Change shall have occurred with respect to any Credit Party and (v) and all outstanding Loans plus the requested Loan shall not exceed the Borrowing Base.

(b)  Loan Closings

All documents required by the provisions of the Loan Documents to be executed or delivered to the Bank on or before the applicable Borrowing Date shall have been executed and shall have been delivered to the Bank on or before such Borrowing Date.

(c)  Borrowing Request

The Bank shall have received a Borrowing Request duly executed by an Authorized Signatory of the Borrower borrowing the Loan.

Each request for a Loan and the acceptance by a Borrower of the proceeds thereof shall constitute a representation and warranty by the Borrowers, as of the date of the Loans comprising such borrowing, that the conditions specified in Subsections 4.02(a) and (b) have been satisfied.

5.     AFFIRMATIVE COVENANTS

The Borrowers agree that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Bank, the Borrowers shall:

5.01.     Financial and Other Information

Maintain a standard system of accounting in accordance with GAAP, and shall submit to the Bank electronically:

(a)  The following periodic reports and information:

(i)     within 20 calendar days after the last day of each calendar month, a Borrowing Base Certificate indicating a computation of the Borrowing Base as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(ii)     within 20 days after the last day of each calendar month, a detailed accounts receivable aging report as of the last day of such month, organized by invoice date, for each Borrower executed by an Authorized Signatory of such Borrower;

(iii)    within 20 days after the last day of each calendar month, an accounts payable aging report as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(iv)     within 20 days after the last day of each calendar month, an inventory report as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(v)     within 60 days after the last day of each calendar quarter, a combined and combining balance sheet of the HF Foods Group as at the end of such quarter, together with the related combined and combining statements of operations, stockholder’s equity and cash flows for such quarter, prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved prepared and executed by an Authorized Signatory of each Borrower; and

(vi)     not later than 60 days after the last day of each calendar year, a report setting forth all account debtors, including all addresses of such debtors, of each Borrower as of the last day of such fiscal year.

(b)  As soon as available, but in any event within 120 days after the end of each fiscal year of HF Foods Group, a combined and combining balance sheet of the Borrowers and the Guarantors as at the end of such fiscal year, together with the related combined and combining statements of operations, stockholder’s equity and cash flows for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved and audited by a certified public accountant selected by HF Foods Group and reasonably satisfactory to the Bank,

(c)  At least 60 days before the beginning of each fiscal year of HF Foods Group, the financial projection for the upcoming fiscal year, including at a minimum, a balance sheet and income statement, of the Borrowers and the Guarantors on a combined and combining basis;

(d)  Concurrently with the delivery of the financial statements required by Section 5.01(b), a certificate of an Authorized Signatory of each of the Borrowers (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth the computations required by the financial covenants set forth in Section 6.08;

(e)  Prompt written notice if: (i) any Indebtedness of any Credit Party is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note (other than the Note) or (iii) the holder of, or any obligee with respect to, any Indebtedness of any Credit Party has the right to declare any such Indebtedness due and payable prior to its stated maturity;

(f)  Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming any Credit Party a party to any proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on any Credit Party or that expressly calls into question the validity or enforceability of any of the Loan Documents, (ii) any lapse or other termination of any material license, permit, franchise or other authorization of any Credit Party, or (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect on any Credit Party;

(g)  Prompt written notice of: (i) any development in its business affairs which could reasonably be expected to have a Material Adverse Effect on any Credit Party, disclosing the nature thereof, and (ii) any information (coming to its attention) which indicates that any financial statements which are the subject of any representations contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, to a material extent, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof;

(h)  Prompt written notice of the occurrence of an Event of Default or Default hereunder, setting forth details of such Event of Default or Default and the action which is proposed to be taken with respect thereto;

(i)   Such other information as the Bank shall reasonably request from time to time.

5.02.       Existence, Maintenance of Properties, Insurance, Licenses

(a) At all times preserve and keep in full force its corporate existence and rights; (b) observe and comply in all material respects with all laws, rules and regulations applicable to it, including, without limitation, ERISA and all Environmental Laws; (c) at all times maintain and preserve all Property used or necessary in the conduct of its affairs and keep the same in good repair, working order and condition; (d) keep its insurable Properties adequately insured at all times, by financially sound and reputable insurers, and maintain such insurance, to such extent and against such risks, as is customary (including self-insurance) in the case of comparable businesses, with such coverage and in such amounts as may be required by the Bank from time to time; (e) obtain and maintain such other insurance policies, including without limitation key person insurance, as the Bank may require from time to time; (f) conduct and operate its affairs in substantially the manner in which they are presently conducted and operated; and (g) maintain, in full force and effect, all material licenses, franchises, permits, authorizations and other rights as are necessary for the conduct of its business.

5.03.       Payment of Taxes, Indebtedness, etc.

Pay and discharge when due (i) all taxes, assessments and governmental charges and levies upon, or with respect to the Borrower and upon its Property prior to the date penalties attach thereto, and (ii) all Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (x) have a Material Adverse Effect on the Borrowers or any of them, or (y) become a Lien upon any Property, in each case, unless being contested by the affected Borrower in good faith by appropriate proceedings, and such Borrower shall have set aside adequate reserves therefor.

5.04.       Maintenance of Records; Inspection; Collateral Audit

(a)  At all times maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times during normal business hours and as often as the Bank may reasonably request upon reasonable notice, permit any Bank representative to visit and inspect any of the properties of the Borrowers, and to make extracts from its books and to discuss its affairs, finances and accounts with its officers and its independent certified public accountants or other parties preparing statements for or on behalf of the Borrowers or any of them.

(b)  Permit the Bank or any agent of the Bank to perform no later than January 31, 2020, and before January 31st of each subsequent year, a field examination, Collateral analysis, Collateral audit or other business analysis or audit relating to a Borrower at such time as reasonably requested by the Bank. Such Borrower shall pay to the Bank, promptly after demand therefor, all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with any such examination, analysis or audit. Notwithstanding the foregoing, at any time when a Default exists, the Bank shall have the right to perform additional field examinations, Collateral analyses, Collateral audits or other business analyses or audits relating to such Borrower at the expense of the Borrowers.

5.05.       Maintenance of Accounts; Control Account

(a)  Maintain all of the Borrowers’ general operating and administrative deposit accounts at the Bank, and maintain the Borrowers’ primary business depository relationship with the Bank, including use of cash management services.

(b)  Institute procedures whereby the payments and other proceeds of the Borrowers’ accounts shall be paid by the account debtors under a remittance account or lock box arrangement with the Bank or the Bank’s agent, or with one or more financial institutions designated by the Bank. The Borrowers further agree that, if no event of default exists under this agreement, any and all of such funds received under such a remittance account or lockbox arrangement shall, at the Bank's sole discretion election and discretion, either be (i) paid or turned over to the Borrower; (ii) deposited into one or more accounts for the benefit of the Borrower (which deposit accounts shall be subject to a security assignment in favor of the Bank), (3) deposited into one or more accounts for the joint benefit of the Borrower and the Bank (which deposit accounts shall likewise be subject to a security assignment in favor of the Bank) (4) paid or turned over to the Bank to be applied to the obligations in such order and priority as the Bank may determine within its sole discretion, (5) any combination of the foregoing as the Bank shall determine from time to time. The Borrowers further agree that, should one or more events of default exist, any and all funds received under such remittance account or lock box arrangement shall be paid or turned over to the Bank to be applied to the Loans, again in such order and priority as bank may determine within its sole discretion.

6.     NEGATIVE COVENANTS

The Borrowers and HF Foods Group agree that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Bank, none of the Borrowers, and HF Foods Group as to Section 6.08 only, shall, directly or indirectly:

6.01.      Indebtedness

Create, incur, assume or permit to exist any Indebtedness, except: (i) Indebtedness due under the Loan Documents, (ii) other Indebtedness to the Bank (Indebtedness in respect of guarantees executed in favor of the Bank) and (iii) other Indebtedness not in excess of $200,000 in the aggregate at any one time outstanding; provided, however, that the indebtedness of HG Realty, LLC, a subsidiary of HF Foods Group, to Capital Bank shall be permitted under the terms of this Agreement and shall not constitute a breach of any covenant set forth in this Agreement; and provided further, however, that the indebtedness of New Southern Food Distributors, Inc., to Bank of America, under and pursuant to that certain Loan Agreement dated as of February 26, 2018, in the original principal amount of $2,250,000, shall be permitted under the terms of this Agreement and shall not constitute a breach of any covenant set forth in this Agreement..

6.02.      Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except: (i) Liens in favor of the Bank, (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent, (iii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA), (iv) Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, and warehousemen’s liens incurred in the ordinary course of business which are not delinquent, (v) judgment liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed, (vi) unexercised banker’s Liens; (vii) Liens on any asset securing Indebtedness permitted by Section 6.01(iii) which is purchase-money Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring assets (including capitalized leases), provided that such Lien attaches only to the asset so acquired and such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof, (viii) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower or materially detract from the value of the relevant assets of the Borrower, (ix) Liens to the extent arising solely from the filing of protective Uniform Commercial Code Financing Statements in respect of equipment leased to the Borrower in the ordinary course of its business under true, as opposed to finance, leases, (x) any interest or title of a lessor secured by a lessor’s interest under any lease permitted by the Loan Documents and (xi) Liens in existence on the Effective Date as set forth on Schedule 6.02 (the foregoing, collectively, "Permitted Liens").

6.03.        Merger, Sale of Assets, Nature of Business

Consolidate with, be acquired by, or merge into or with any Person, or liquidate, wind up or dissolve or sell, lease or otherwise dispose of any of its Property, except in the ordinary course of business, or materially change the nature of its business as conducted on the Effective Date; provided however, Borrowers and Guarantors may be a party to any merger or consolidation so long as (1) no Default or Event of Default has occurred and is then continuing, (2) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default or an Event of Default, (3) HF Foods Group is the surviving entity in the merger or consolidation; and (4) there would be no violation of any financial covenant in this Agreement by reason of any such merger or consolidation.

6.04.        Investments

Make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, by capital contribution or otherwise, in or with any Person (each of the foregoing, an "Investment"), except (i) any money market account maintained at the Bank or investment account maintained at an affiliate of the Bank, and (ii) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or loans to Affiliates as reflected on the audited financial statements of HF Foods Group.

6.05.        Compliance with ERISA

(i) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan so as to result in any material liability to the Borrower, or (ii) permit, with respect to any Employee Benefit Plan any prohibited transaction or prohibited transactions under ERISA or the Code, resulting in any material liability to the Borrower, or (iii) permit to exist any occurrence of any reportable event as defined in Section 4043(c) of ERISA with respect to a Pension Plan if with respect to such reportable event there is or would be any material liability of the Borrower.

6.06.        Restricted Payments

Declare or pay any dividends in cash or otherwise, or set apart any sum for the payment of dividends on, or make any other distribution by reduction of capital or otherwise in respect of any shares of its stock of any class or any other equity interest or warrant or right. Notwithstanding the foregoing, so long as (i) there exists no Default or Event of Default both before and after giving effect to any proposed restricted payment, and (ii) there would be no violation of any financial covenant in this Agreement by reason of any such proposed restricted payment:

(a) the Borrowers and Guarantors may declare, make and pay (i) dividends to shareholders, or (ii) distributions to HF Foods Group or any other subsidiary thereof so long as such distribution is made proportionately to the ownership of the capital stock of such subsidiary,

(b) a Borrower or a Guarantor may repurchase any shares of its common capital stock or options to acquire its common capital stock from persons who were formerly directors, officers or employees of the Borrower or Guarantor, and

(d) a Borrower or a Guarantor may retire or repurchase any of its common capital stock in exchange for, or with the proceeds of any issuance of, any common capital stock of another Borrower or Guarantor, provided however, that if any proposed restricted payment would cause the restricted payments in any one fiscal year to exceed, in the aggregate, two million ($2,000,000) dollars, then before making such restricted payment the relevant Borrower(s) or Guarantor(s) shall obtain the prior written consent of the Bank to such restricted payment, which consent shall not be unreasonably withheld, delayed or conditioned by the Bank.

6.07.        Transactions with Affiliates

Enter into any transactions, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Borrower as would obtain in any arm’s-length transaction with a Person not an Affiliate; provided that, if the Board of Directors of HF Foods Group or the board of directors of any restricted Borrower or Guarantor, or the senior management thereof, as applicable, determines in good faith that no comparable transaction exists for purposes of making the determination set forth above, then such board or senior management shall determine that the terms of such transaction are fair and commercially reasonable and in the best interests of the Borrower entering into such transaction; and, provided further, Borrowers may engage in transactions with Affiliates as customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrowers, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party.

6.08.        Financial Covenants of HF Foods Group

(a)  Maximum Total Liabilities to Effective Tangible Net Worth. HF Foods Group shall not permit the ratio of Total Liabilities to Effective Tangible Net Worth (as those terms are defined herein) to be more than 4.00:1.00, as tested quarterly based on the consolidated financial statements of HF Foods Group and its Subsidiaries.

(b)  Minimum Fixed Charge Coverage Ratio. HF Foods Group shall not permit the ratio of (i) EBITDA less distributions less dividends less cash and taxes, to (ii) current portion of long term debt plus interest expense plus Capital Lease Obligations, to be less than 1.25:1.00, as tested quarterly based on the consolidated financial statements of HF Foods Group and its Subsidiaries.

6.09.        Use of Proceeds

The Borrowers shall not use the proceeds of the Loans any purpose other than the purposes set forth in Section 1.07.

7.     DEFAULT

7.01.       Events of Default

Each of the following shall constitute an "Event of Default" hereunder:

(a)  The failure of the Borrowers to make any payment of principal on the Loans on the date when due and payable; or

(b)  The failure of the Borrowers to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document which failure shall have continued unremedied for a period of three Business Days after the date when due and payable; or

(c)  The failure of any Borrower to observe or perform any covenant or agreement contained in Section 1.07 or Article 6; or

(d)  The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party, which failure shall have continued unremedied for a period of 30 days after the occurrence thereof; or

(e)  The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any other agreement to which it is a party with the Bank, which failure shall have continued unremedied for a period of 30 days after the occurrence thereof; or

(f)  Any representation, warranty, certification or statement made by any Borrower (or any of its officers) in any Loan Document to which it is a party, or in any certificate, financial statement or other document delivered or to be delivered by it pursuant thereto, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(g)  (i) Any Indebtedness of any Borrower (other than its obligations hereunder) in an amount in excess of $50,000, whether as principal, guarantor, surety or other obligor (x) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (y) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any obligation referred to in clause (i) of this Subsection (f) shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

(h)  Any Borrower or any Guarantor shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in, any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Guarantor; or

(i)  (1) An order for relief is entered under the United States bankruptcy laws, or (2) any other decree or order is entered by a court having jurisdiction (i) adjudging any Borrower or any Guarantor bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of such Borrower or Guarantor under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Borrower or Guarantor or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of such Borrower or Guarantor, and any such decree or order under this clause (2) continues unstayed and in effect for a period of 60 days; or

(j)  Judgments or other orders for the payment of money aggregating in excess of $50,000 shall be rendered against the Borrowers or any of them and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(i) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least "A" by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(k)  Any Loan Document shall cease, for any reason, to be in full force and effect, or any Borrower or any obligor thereunder shall so assert in writing or shall disavow any of its obligations thereunder or hereunder; or

(l)   (i) Any Termination Event shall occur; (ii) any accumulated funding deficiency as defined in Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any prohibited transaction involving any Employee Benefit Plan; (iv) any Borrower shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980(B)(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which would have a Material Adverse Effect on any Credit Party; or

(m)  A Material Adverse Change shall have occurred with respect to any Credit Party; or

(n)  A Change of Control or a Change in Management shall have occurred.

(o)  There shall have occurred an event of default, beyond any grace or cure period, in any of the following loans now or hereafter extended by the Bank: (1) loan facility to New Southern Food Distributors, Inc. (loan no. 239172261), (2) loan facility to Han Feng Inc. (loan no. 34190259), (3) R & N Lexington, LLC (loan no. 34190224), (4) R & N Holdings LLC (loan no. 34190223), and (5) New Southern Food Distributors, Inc. (loan no. 239172263).

7.02.       Remedies

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in Section 7.01(g) or 7.01(h), (i) the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, (ii) the Commitment shall immediately terminate and the Bank shall have no obligation to make any additional Loans hereunder, and (iii) the Bank may exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Bank may by notice to the Borrowers, (x) declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under any Loan Documents to be due and payable, whereupon the same shall immediately become due and payable, and (y) declare the Commitment to be immediately terminated, whereupon the Bank shall have no obligation to make any additional Loans hereunder, and (ii) the Bank may exercise any and all remedies and other rights provided in the Loan Documents, presentment, demand, protest and all other notices of any kind being in each case hereby expressly waived by the Borrowers.

8.     DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

8.01.        Definitions

In addition to terms defined elsewhere in the Loan Documents, capitalized terms appearing in this Agreement are used as defined in Annex I hereto

8.02.        Principles of Construction

(a)  All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein.

(b)  The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, Subsection, schedule and exhibit references contained therein shall refer to Sections or Subsections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

(c)  The phrase "may not" is prohibitive and not permissive.

(d)  Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(e)  Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York City.

(f)  Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

9.     OTHER PROVISIONS

9.01.        Amendments and Waivers

No amendment or waiver of any provision of this Agreement or any Loan Document shall in any event be effective unless the same shall be in writing and signed by all parties, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02.        Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) five days after having been deposited with the United States Postal Service as certified or registered mail, return receipt requested, with first-class postage and fees prepaid, (iii) on the next Business Day after being consigned, for next business day delivery, to Federal Express or another comparable overnight courier service, or (iv) when sent by facsimile transmission upon electronic confirmation of receipt, addressed as follows:

To the Borrowers and HF Food Group:

Han Feng, Inc.,

New Southern Food Distributors, Inc.,

Kirnland Food Distribution, Inc.

HF Foods Group Inc.

6001 West Market Street

Greensboro, North Carolina 27409

Attention:       Zhou Min Ni, CEO

Telephone:     (336) 268-2080

Fax:                (336) 268-2655

With a copy to:

Puryear and Lingle, P.L.L.C.

5501-E Adams Farm Lane

Greensboro, NC 27407

Attention: David Puryear, Esq.

Telephone:     (336) 218-0227

Fax:                (844) 459-6709

To the Bank:

East West Bank

535 Madison Avenue

8th Floor

New York, New York 10022

Attention:      Terry Mang, First Vice President

Telephone:     (212) 298-3813

Fax:                 (212) 702-8785

With a copy to:

Lau-Kee Law Group PLLC

354 Broome Street, Suite 1

New York, NY 10013

Attention:   Glenn Lau-Kee, Esq.

Telephone:     (212) 625-0300

Fax:                 (212) 625-1812

except that any notice by the Borrowers to the Bank pursuant to Section 1.03 shall not be effective until received. Any party to a Loan Document may change its address for notices by giving notice to each of the other parties as provided in this Section, but such notice shall not be effective against any such party until actually received. Any party to a Loan Document may rely on signatures thereon which are transmitted by fax or other electronic means as fully as if manually signed.

9.03.        Assignments and Participations

This Agreement, the Note and the other Loan Documents to which the Borrowers are a party shall be binding upon and inure to the benefit of the Borrowers and the Bank, all future holders of the Note and their respective successors and assigns, provided, however, that the Borrower may neither delegate its liabilities and obligations, nor assign its rights and benefits, under any Loan Document to any Person. The Bank shall have the right at any time, upon written notice to the Borrower, to sell, assign, transfer or negotiate, or grant participations in, all or any part of the Bank’s rights with respect to the Loans to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided, however, the Borrowers shall not, at any time, be obligated to pay any participant hereunder any sum pursuant to Section 2.03 or 2.04 in excess of the sum which the Borrowers would have been obligated to pay to the Bank in respect of such interest had the Bank not sold such participation. The Bank may at any time assign all or any part of its rights under the Loan Documents to a Federal Reserve Bank, without notice to the Borrowers, provided that any such assignment shall not release the Bank from its obligations thereunder.

9.04.        No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.05.	Survival of Representations and Warranties and Certain Obligations

(a)  All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

(b)  The obligations of the Borrowers under Sections 2.03, 2.04, 9.06 and 9.07 shall survive the payment of the Loans and all other amounts payable under the Loan Documents. The Bank’s determination of any amount or amounts owed by the Borrowers to it under any such Section shall be presumed correct absent manifest error.

9.06.        Expenses

The Borrowers agree, promptly upon presentation of a statement or invoice therefor, and whether or not any Loans are made, (i) to pay or reimburse the Bank for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of the Bank’s counsel, (ii) to pay or reimburse the Bank for all of its costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether consummated or not) of the obligations of the Borrowers under any of the Loan Documents and (B) the enforcement of this Section, and (iii) to pay, indemnify and hold the Bank and each of its officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the enforcement and performance of the provisions of any subordination agreement involving the Bank, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrowers agree to make the maximum payment not prohibited under applicable law; provided, however, that the Borrowers shall have no obligation to pay any of the liabilities set forth in this Section to the Bank arising from the finally adjudicated gross negligence or willful misconduct of the Bank or claims between one indemnified party and another indemnified party.

9.07.         Indemnity

The Borrowers and HF Foods Group agree to indemnify and hold harmless the Bank and its Affiliates, directors, officers, employees, attorneys and agents (each an "Indemnified Person") from and against any loss, cost, liability, damage or expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact by any Credit Party in any document or schedule executed or filed with any Governmental Authority by or on behalf of such Credit Party; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omissions or alleged acts, practices or omissions of each Borrower or its agents relating to the use of the proceeds of the Loans, or in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable thereto; or (iv) any acquisition or proposed acquisition by any Credit Party of all or a portion of the stock, or all or a portion of the assets, of any Person whether such Indemnified Person is a party thereto. The indemnity set forth herein shall be in addition to any other obligations or liabilities of each Borrower to each Indemnified Person under this Agreement or any other Loan Document or at common law or otherwise, and shall survive any termination of this Agreement or any other Loan Document and the payment of all indebtedness of such Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent determined in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person.

9.08.         Limitation of Liability

No claim may be made by the Borrowers or any of them or HF Foods Group or any other Person against the Bank or any directors, officers, employees or agents of the Bank for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and the Borrowers hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.09.        Counterparts

Each Loan Document (other than the Note) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document, and of any an amendment, modification, consent or waiver to or of any Loan Document, transmitted by telecopy shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with the Borrowers and the Bank. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

9.10.        Set-off

In addition to any rights and remedies of the Bank provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or 7.01(b), the Bank shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to the Bank, any amount owing from the Bank to the Borrowers, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Bank against a Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of a Borrower or against anyone else claiming through or against a Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance, or service upon the Bank of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Bank agrees promptly to notify such Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.11.        Construction

The Borrower and HF Foods Group represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

9.12.        Governing Law

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

9.13.        Headings Descriptive

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

9.14.        Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

9.15.        Integration

All exhibits to a Loan Document shall be deemed to be a part thereof. The Loan Documents embody the entire agreement and understanding between the Borrowers and the Bank with respect to the subject matter thereof and supersede all prior agreements and understandings between the Borrowers and the Bank with respect to the subject matter thereof.

9.16.        Consent to Jurisdiction

Each of the Borrowers, HF Foods Group and the Bank hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the State and County of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each of the Borrowers and the Bank hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the Borrowers and the Bank hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

9.17.        Service of Process

Each of the Borrowers, HF Foods Group, and the Bank hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9.02. Each of the Borrowers and the Bank hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

9.18.        No Limitation on Service or Suit

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Bank to serve process in any manner permitted by law or limit the right of the Bank to bring proceedings against the Borrowers, HF Foods Group, or any of them in the courts of any jurisdiction or jurisdictions in which such Borrower or Borrowers or HF Foods Group may be served.

9.19.       WAIVER OF TRIAL BY JURY

EACH OF THE BORROWERS, HF FOODS GROUP, AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWERS AND HF FOODS GROUP HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF THE BANK, OR COUNSEL TO THE BANK, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION; SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWERS AND HF FOODS GROUP ACKNOWLEDGE THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

HAN FENG, INC.

By:	/s/ Zhou Min Ni
Name:	ZHOU MIN MI
Title:	Chief Executive Officer

NEW SOUTHERN FOOD DISTRIBUTORS, INC.

By:	/s/ Zhou Min Ni
Name:	ZHOU MIN MI
Title:	Chief Executive Officer

KIRNLAND FOOD DISTRIBUTION, INC.

By:	/s/ Zhou Min Ni
Name:	ZHOU MIN MI
Title:	Chief Executive Officer

HF FOODS GROUP INC.

By:	/s/ Zhou Min Ni
Name:	ZHOU MIN MI
Title:	Chief Executive Officer

EAST WEST BANK

By:	/s/ Terry Mang
Name:	Terry Mang
Title:	First Vice President

ANNEX I

DEFINITIONS

"Account": as defined in Section 1.03(b).

"Account Receivable" means any right of a Borrower to payment for goods sold or services rendered, whether now existing or hereafter arising.

"Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Authorized Signatory": as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer or any other officer (acceptable to the Bank) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (acceptable to the Bank).

"Borrowing Availability": on the date of any Loan request, the excess of (i) the lesser of (a) the Borrowing Base and the (b) the Commitment Amount, each computed at such date, over (ii) the outstanding principal amount of the Loans computed at such date prior to giving effect to the requested Loan.

"Borrowing Base": on any date, shall mean sum of (i) 80% of Eligible Accounts outstanding on such date, subject to deduction for an additional reserve equal to the percentage that any accounts receivable dilution exceeds five (5%) percent, and (ii) 50% of Eligible Inventory on such date up to a maximum value of $12,500,000, except that the aggregate amount of advances against Eligible Inventory cannot exceed the aggregate amount of advances against Eligible Accounts, minus a $1,000,000 excess availability requirement.

"Borrowing Base Certificate": a certificate in substantially the form attached hereto as Exhibit B.

"Borrowing Date": any date upon which a Loan is made hereunder.

"Borrowing Request": a request in the form customarily used by the Bank.

"Business Day": any day other than a Saturday or a Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required to close, and, if the applicable Business Day relates to a LIBOR Amount, such day also must be a day on which U.S. Dollar deposits are traded by and between banks in the London interbank Eurodollar market.

"Capital Lease": with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

"Capital Lease Obligations": with respect to any Person, obligations of such Person under Capital Leases accounted for as liabilities in accordance with GAAP.

"Capital Stock": as to any Person, all shares, interests, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

"Change in Management" means that at any time Zhou Min Ni and Chan Sin Wong shall cease (whether due to retirement, disability, death or otherwise) to hold the office, serve in the capacity or exercise the managerial policy-making responsibilities which on the date hereof he holds, serves in or exercises with or on behalf of the Borrower, unless he is replaced within 6 months by another individual or individuals reasonably acceptable to the Bank.

"Change of Control": any time at which 100% of the Capital Stock of each of the Borrowers is not owned by HF Foods Group, Inc., or Zhou Min Ni is no longer the Chairman and CEO of HF Foods Group, Inc., or Chan Sing Wong is no longer the President and Director of HF Foods Group Inc.

"Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

"Collateral": the Property in which a security interest has been granted to the Bank pursuant to the Security Agreement.

"Commitment": the Bank’s obligation to make Loans hereunder, in an aggregate amount not exceeding the Commitment Amount or as otherwise provided herein.

"Commitment Amount": Twenty-Five Million ($25,000,000) Dollars, as such figure may be reduced from time to time pursuant to Section 1.04.

"Commitment Period": the period commencing on the Effective Date and ending on the Business Day immediately preceding the Maturity Date.

"Guarantor": as defined in Section 1.08.

"Credit Party": the Borrowers, the Guarantors and each other party (other than the Bank) to a Loan Document.

"Current Assets": assets which are classified as current assets in accordance with GAAP.

"Current Liabilities": liabilities which are classified as current liabilities in accordance with GAAP.

"Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

"EBITDA": for any period, Net Income for such period, plus, without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) the aggregate amount of taxes accrued for such period and dividends permitted to be paid pursuant to Section 6.06 and in fact so paid, (iii) the aggregate amount attributable to depreciation and amortization for such period, (iv) all other non-cash charges and non-cash losses and (v) the aggregate amount of extraordinary or non-recurring non-cash losses during such period, minus, without duplication and to the extent added in determining such Net Income for such period, the aggregate amount of extraordinary or non-recurring gains during such period.

"Effective Date": April 18, 2019.

"Effective Tangible Net Worth": the aggregate of total stockholder's equity plus subordinated debt of the Borrowers and the Guarantors, on a combined basis, less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals, of the Borrowers and the Guarantors, on a combined basis.

"Eligible Accounts": Accounts Receivable of any or all of the Borrowers (without duplication) subject to a fully perfected first priority security interest in favor of the Bank pursuant to a Security Agreement and which conform to the representations and warranties contained in the Security Agreements, reduced by the amount of any returns, discounts, claims, credits and allowances of any nature and less reserves for other matters affecting the creditworthiness of account debtors owing the accounts receivable, but specifically excluding the following:

(1) bill and hold (deferred shipment) transactions, progress billings and consignment sales,

(2) all Accounts Receivable which have not been paid in full within 90 days after the invoice date thereof,

(3) all Accounts Receivable due from (i) any Affiliate of the Borrower, (ii) from an account debtor which is the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other analogous condition or (ii) from any Person who is, or is an Affiliate of, a Family Member,

(4) all Accounts Receivable subject to a purchase money security interest or other lien in favor of any person, such as floor-plan arrangements,

(5) Accounts Receivable from any government (federal, state, local or foreign) or any agency, bureau or department thereof, excluding Canadian accounts or accounts that are subject to credit insurance payable to the Bank issued by an insurer acceptable to the Bank and on terms and in amounts acceptable to the Bank,

(6) contra accounts,

(7) Accounts Receivable subject to any dispute, setoff, counterclaim or other claim or defense on the part of the account debtor denying liability under such Accounts Receivable in whole or in part,

(8) Accounts Receivable not payable in U.S. Dollars or which are not evidenced by an invoice or which are evidenced by an instrument or chattel paper,

(9) Accounts Receivable due from a customer 25% or more of whose Accounts Receivable (by dollar amount) due to Borrower are outstanding 90 days or more after the invoice date thereof,

(10) Accounts receivable which are due from an account debtor with no regular place of business in the United States (unless such Accounts Receivable are secured by clean letters of credit in favor of the Borrower and in which the Bank has a fully perfected first priority security interest, are secured by letters of credit in favor of the Bank or which are assigned to the Bank or are covered by export insurance (provided that in each of the foregoing situations the letter of credit or export insurance policy, as applicable, is (x) in form and substance acceptable to the Bank and (y) issued by a bank or insurance company, as applicable, doing business in the United States and acceptable to the Bank),

(11) Accounts Receivable due from an account debtor to the extent the aggregate outstanding amount of Accounts Receivable due from such account debtor and its Affiliates exceeds 25% of the aggregate amount of all Accounts Receivable due to the Borrower (but only to the extent of such excess),

(12) Accounts arising from cash sales or from "collect on delivery" sales of inventory, and

(13) Any additional reserves against accounts as determined by the Bank in its sole reasonable discretion.

"Eligible Inventory": "Eligible Inventory": Inventory of any or all of the Borrowers (without duplication) subject to a fully perfected first priority security interest in favor of the Bank, valued at the lower of cost or market value, which is not on consignment from or to any third party and which conforms to the representations and warranties contained in the Security Agreements, excluding (a) obsolete Inventory, (b) damaged or defective Inventory, (c) Inventory consisting of samples, displays or otherwise not of a type held for sale in the ordinary course of a Borrower's business, (d) Inventory to be returned to suppliers, (e) any reserves reasonably required by Bank for market-value declines, bill-and-hold (deferred shipment) sales, and any other matters in the reasonable determination of the Bank, (f) Inventory not produced in material compliance with the applicable requirements of the Fair Labor Standards Act, (g) Inventory which is not located on premises owned or leased by a Borrower in the United States of America, and (h) special order and custom-made goods not saleable in the ordinary course of business, less:

(i)	fifteen (15%) percent of such value to account for perishable goods, foodstuffs and items otherwise subject to The Perishable Agricultural Commodities Act (“PACA”) and Packers and Stockyards Act (“PASA”) lien reserves;
(ii)	Two and eight-tenths (2.8%) percent of such value for slow-moving inventory;
(iii)	One-quarter (0.25%) percent of such value for intercompany markups; and
(iv)	An additional percentage of such value that may be determined by the Bank from time to time for (a) any other Inventory deemed ineligible in the reasonable determination of the Bank, and (b) any Inventory held by, or in transit to, third parties notwithstanding that such Inventory may not be subject to a fully perfected first priority security interest in favor of the Bank.

The above percentages may be revised by the Bank at the Bank's sole reasonable discretion by notice to the Borrower.

"Employee Benefit Plan": an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by a Borrower.

"Environmental Laws": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA §2601 et. seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA §1251 et. seq.; (v) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (vi) the Hazardous Materials Transportation Authorization Act of 1994, 49 USCA §5101 et seq. and (viii) all rules, regulations judgments decrees injunctions and restrictions thereunder and any analogous state law.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

"ERISA Affiliate": with respect to a Pension Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Section 414 of the Code of which a Borrower or any Subsidiary of the Borrower is a member.

"Event of Default": any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time or any other condition has been satisfied.

"Family Member": means the spouse, lineal descendants, siblings, and spouses and lineal descendants of siblings of Zhou Min Ni and Chan Sin Wong, or any trust(s) for the benefit of Zhou Min Ni and Chan Sin Wong, or for the benefit of the lineal descendants, siblings, and spouses and lineal descendants of siblings of Zhou Min Ni and Chan Sin Wong.

"Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.

"Fees": as defined in Section 1.06(a).

"Financial Statements": as defined in Section 3.10.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Authority": any court, or any federal or foreign, state, municipal or other governmental department, commission, board, bureau, agency, authority, instrumentality, or any arbitrator.

"Guarantees" and "Guarantors": as defined in Section 1.08.

"Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance and letter of credit facilities and the amount available to be drawn under all letters of credit issued for the account of such Person, (v) all liabilities secured by any Lien on any Property owned by such Person (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business with respect to obligations which are not past due), (vi) all guarantees or other liabilities with respect to any Indebtedness of any other Person and (vii) all lease obligations which are required to be capitalized under GAAP.

"Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of a Person with respect to all outstanding Indebtedness of such Person.

"Inventory" means all finished goods, raw materials and other merchandise of the Borrower, whether now owned or hereafter acquired, held for sale, excluding, to the extent included therein, work-in-process, scrap inventory, manufacturing supplies, packaging materials, displays and spare parts (other than spare parts held for sale to customers in the ordinary course of business), and perishable goods and foodstuffs.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents": collectively, this Agreement, the Note, the Guarantees, the Security Agreement and any other document delivered pursuant to this Agreement.

"Loans": as defined in Section 1.01.

"Managing Person": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

"Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

"Material Adverse Change; Material Adverse Effect": with respect to any Person, a material adverse change in, or effect on, as the case may be (i) the financial condition, operations, business or Property of such Person, (ii) the ability of such Person to perform its obligations under the Loan Documents or (iii) the ability of the Bank to enforce the Loan Documents.

"Maturity Date": the date occurring on the second anniversary of the Effective Date, or such earlier date on which all outstanding Loans shall become due and payable, whether by acceleration or otherwise.

"Net Income": for any period, net income (or loss) of the Borrowers for such period taken as a single accounting period determined in accordance with GAAP.

"Note": as defined in Section 1.02.

"Organizational Documents": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

"Pension Plan": at any date of determination, any Employee Benefit Plan (including a multiemployer plan as defined in Section 4001(a)(3) of ERISA), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

"Permitted Liens": as defined in Section 6.02.

"Person": an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

"Property": all types of real, personal, tangible, intangible or mixed property.

"Security Agreement": as defined in Section 1.09.

"Solvent": means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

"Subsidiary": any corporation or other Person, at least a majority of the outstanding Capital Stock of which is owned (either directly or indirectly) by a Borrower.

"Taxes": any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

"Termination Event": with respect to any Pension Plan, (i) a reportable event set forth in Section 4043(c), 4063(a) or 4068(f) of ERISA or an event requiring security to a Pension Plan under Section 401(a)(29) of the Code, (ii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

"Total Liabilities": the aggregate of current liabilities and non-current liabilities (including outstanding Letters of Credit and any contingent liabilities) of the Borrowers and the Guarantors, on a combined basis, less subordinated debt of the Borrowers and the Guarantors, on a combined basis.